Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Pharma, Inc. Announces Board of Directors and Senior Management Changes

Flemington, NJ, September 6, 2005 – NovaDel Pharma Inc (AMEX: NVD) today announced that its Board of Directors has elected one of its Directors, Robert G. Savage, to the position of Non-Executive Chairman of the Board. Mr. Savage has over 30 years of continuous growth within the Pharmaceutical industry. In his executive capacities, he served as Vice-President of the Market Planning, Sales, Business Development and Marketing functions during his eleven years with Hoffmann-La Roche before joining Johnson & Johnson, where he rose from President of the largest J & J company, Ortho-McNeil Pharmaceuticals, to Worldwide Chairman of Johnson & Johnson’s Pharmaceutical Group.

“We are very pleased that Bob has agreed to take a more formal leadership role as Non-Executive Chairman of the NovaDel Board of Directors,” said Dr. William Hamilton, a NovaDel Director. “He brings extensive experience and proven leadership in the pharmaceutical industry to this important role during the evolution of NovaDel as a leading provider of drug delivery technology.  His vision and leadership will be extremely valuable in guiding the company to building revenue through our own marketed products in combination with selected strategic partnerships.”

NovaDel also announced that it had notified Dr. Gary Shangold, Chief Executive Officer of the Company, that his employment agreement will not be extended at the end of its term on December 22, 2005.  Dr. Shangold has served as Chief Executive Officer of NovaDel since December 2002, and has also been a member of the Board of Directors since that time. The Company expects that Dr. Shangold will continue to serve as a Director until NovaDel’s next annual shareholder meeting.  NovaDel’s Board has initiated an executive search to identify a strong slate of candidates for leadership of the organization.

“I would like to thank Gary for his significant contributions to NovaDel, said Mr. Savage. His leadership has played a pivotal role in NovaDel’s transformation into a fully integrated drug delivery Company. He has successfully recruited highly talented executives whose experience and competencies have positioned the Company for success. I look forward to playing an active role in my interface with the leadership of the Company, while leading the search for a new Chief Executive Officer.”

“NovaDel has made significant progress in advancing its technology, Mr. Savage noted. As previously announced, we have recently received an approvable letter from FDA for NitroMist™, a nitroglycerin lingual spray. This represents validation of our technology and approach to regulatory approval. We are continuing development of additional products including an ondansetron lingual spray being developed with Hana Biosciences. In addition, we are targeting a number of market leading products to initiate pivotal clinical trials in early 2006".

“We have a strong management team in place and intend to announce our transition plans for a new CEO in the very near future. In the interim, I and the rest of the Board of Directors will continue to work closely with NovaDel’s leadership team to build upon the excellent work that Dr. Shangold has contributed.”

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs.  The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com <http://www.novadel.com/> .

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc. Contact:	Investor Contact:

Investor Contact:	Christie Mazurek/John Nesbett

Michael Spicer	The Investor Relations Group

Chief Financial Officer	(212) 825-3210

(908) 782-3431 ext. 2550